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EXHIBIT 10.21

SEPARATION AGREEMENT

    THIS SEPARATION AGREEMENT ("Agreement") is made by and between Michael R. Shabazian ("Shabazian"), together with each and every dependent, heir, agent, executor, legal representative, successor and assign of Shabazian, and En Pointe Technologies, Inc., a Delaware corporation ("Parent"), and its subsidiaries (the Parent and its subsidiaries are collectively referred to as the "Company"), together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, joint venture partners, and any of its or their directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

    WHEREAS, Shabazian and the Company have agreed that he should resign his employment with the Company and as a director of the Company; and

    WHEREAS, Shabazian and the Parent, on its own behalf and on behalf of each Company, desire to set forth herein their entire understanding and agreement regarding such resignation.

    NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, each of Shabazian and the Parent, on its own behalf and on behalf of each Company, acting of his and its own free will, and intending to be legally and irrevocably bound hereby, agree as follows:

    1.  Resignation and Duties.

      a.  Resignation.  Shabazian hereby resigns all employment and other positions with the Company (including, as COO and President of Parent and CEO of En Pointe Technologies Sales, Inc., one of the subsidiaries of Parent, and as a member of the Board of the Parent and its subsidiaries), effective on December 31, 2001 (the "Termination Date"). Except as otherwise set forth herein, any and all employment agreements between the Company and Shabazian shall terminate as of December 31, 2001.

      b.  Interim Duties.  From the date of this Agreement until December 31, 2001, Shabazian shall have only those duties that are directed by the Board of Directors or Chief Executive Officer of the Parent, which may include (a) working with the Company's lenders and the financial community, (b) supporting the Company's investor relationship activity and (c) assisting with merger and acquisition activities, as required.

    2.  Payments.

      a.  Severance.  The Company agrees to pay Shabazian (or his estate (or personal representative) in the case of Shabazian's death) the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000), subject to all applicable federal, state and local tax and subject to any offset pursuant to the next succeeding sentence(the "Severance Payment"), to be paid to Shabazian by wire transfer to the bank account set forth on Exhibit A attached hereto on January 2, 2002; provided, however, that no Severance Payment shall be due and owing if Shabazian resigns from the Board of Directors or as an officer of the Parent or any of its subsidiaries prior to December 31, 2001. In addition, the parties hereto agree that the One-Hundred Fifty Thousand Dollar ($150,000) that was paid by the Parent to Shabazian on May 1, 2001 was a bonus payment as of such date and to the extent federal, state and local tax was not withheld and must now be withheld, such tax will be set-off against the Severance Payment.

      b.  Salary and Expense Reimbursement.  Notwithstanding anything contained in any employment agreement to the contrary, the Company shall continue to pay Shabazian his current salary until October 31, 2001 (such salary to be paid in accordance with the Company's existing business practices), after which Shabazian's salary from the Company shall terminate. The Company agrees to reimburse Shabazian in accordance with its existing business practices for his reasonable business expenses related to the Company incurred prior to December 31, 2001 ("Reasonable Business Expenses"). Shabazian agrees to submit to the Chief Financial Officer of the Parent the appropriate expense reports reflecting such expenses prior to January 15, 2002. Once such reports are processed, the Company will reimburse Shabazian for the Reasonable Business Expenses prior to January 31, 2002.

      c.  Option Vesting.  The Parent hereby agrees that the option to purchase 275,000 shares of common stock of the Parent for a purchase price of $1.94 per share granted to Shabazian as of May 14, 2001 (the "Option") shall continue to vest until December 31, 2001 so that as of such date the option to purchase 127,678 of such shares shall be vested. The parties hereto agree that the remaining unvested portion of such Option shall terminate as of December 31, 2001. Notwithstanding anything to the contrary in the Option Agreement relating to the Option or the Company's stock option plans, Shabazian shall be entitled to exercise that portion of the Option that is fully vested as of December 31, 2001 at any time until March 31, 2002, at which time such Option shall no longer be exercisable and shall terminate. In addition, the parties hereto agree that the modified treatment for vesting of the Option upon a "change of control" (as defined in the Company's stock option plans) contained in the Option Agreement relating to the Option or as has otherwise been agreed between the parties hereto shall be null and void as of the date of this Agreement, and that any such "change of control" shall have no effect on the vesting of such Option so that upon any such "change of control" the Option will nevertheless vest as set forth above in this paragraph 2(c).

    3.  Benefits Continuation.  Until March 31, 2002, the Company will provide Shabazian his current equivalent coverage under the Company group medical plan, subject to the requirements of the medical plan. Shabazian agrees to pay directly to the Company for the medical coverage an amount equal to any required employee contribution to the medical plan premium. Shabazian's statutory rights under COBRA to continue participation in the Company's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall begin on April 1, 2002. The Company's obligation to continue medical coverage will cease if Shabazian becomes covered in a comparable medical plan with a new employer. In that case, Shabazian agrees to immediately provide written notification of that fact to the Vice President of Human Resources of the Parent and the Chief Executive Officer of the Parent. If the Company is unable to continue medical coverage under its group medical plan as required by this paragraph 3 due to requirements of such plan, the Company shall pay to Shabazian an amount equal to the cost of premiums which the Company would have incurred had it not been prohibited from providing such coverage.

    4.  Mutual Release of Claims.  Subject to and conditioned upon the satisfaction by the Company of its financial obligations to Shabazian set forth herein, including the payment of the Severance Payment, Shabazian hereby completely remises, releases, relinquishes, waives and forever discharges the Company, together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or in equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements or costs of any kind which Shabazian ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever that may have occurred prior to the Termination Date arising out of or in any way related to the Company or his employment with the Company, his membership on any Boards of Directors of the Company, the termination of that employment or membership or his ownership of securities of the Parent; provided, however, that nothing contained herein shall release the Company from its obligations under this Agreement and the Company's obligations to indemnify Shabazian from acts and omissions as a director and officer of the Company to the fullest extent permissible by law. Shabazian agrees that he has executed this Release on his own behalf, and also on behalf of his dependents, heirs, agents, executors, legal representatives, successors and assigns. This Release includes, but is not limited to, a release of any rights or claims he may have for, or pursuant to: (a) any state or local wage payment statute; (b) the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., which prohibits age discrimination in employment; (c) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; (d) the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., which prohibits discrimination on the basis of a covered disability; (e) the Employee Retirement and Income Security Act, which prohibits discrimination on the basis of entitlement to certain benefits; (f) the Family and Medical Leave Act, 29 U.S.C. §2601, et seq., which prohibits discrimination on the basis of entitlement to certain benefits; (g) any other federal, state or local laws or regulations prohibiting employment discrimination; (h) Section 1542 of the California Civil Code concerning unknown claims; (i) the California Fair Employment and Housing Act; (j) breach of any express or implied contract claims, including but not limited to, claims for wages or benefits arising out of any and all employment agreements with the Company, including, but not limited to, the Employment Agreement dated as of July 1, 2001 and the Employment Agreement dated as of May 16, 2000; (k) wrongful termination or any other tort claims, including claims for misrepresentation, defamation, invasion of privacy, intentional infliction of emotional distress whether based on common law, or otherwise; (l) any and all claims for federal or state securities law violations; (m) any and all claims for compensatory or punitive damages; and (n) any and all claims for attorneys' fees and costs. Shabazian expressly understands and agrees that the foregoing release is in full accord, satisfaction and discharge of doubtful and disputed claims by him against the Company, and that the foregoing release has been executed with the express intention of effectuating the legal consequences provided in Section 1541 of the California Civil Code, to wit, the extinguishment of all obligations as herein described.

    Parent, on its own behalf and on behalf of each Company, hereby completely remises, releases, relinquishes, waives and forever discharges Shabazian and his dependents, heirs, agents, executors, legal representatives, successors and assigns, of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorney's fees), reimbursements or costs of any kind which the Company ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever that may have occurred prior to the Termination Date, arising out of or in any way related to the Company or Shabazian's employment with the Company, Shabazian's membership on any Boards of Directors of the Company, the termination of that employment and membership or his ownership of securities of the Parent; provided however, that nothing contained herein shall release Shabazian from his obligations under this Agreement. The Parent agrees that it has executed this Release on its own behalf and also on behalf of each Company, and also on behalf of each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

    5.  Promise Not to Sue.  Shabazian expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against Company, and that he has not assigned any claim against Company or its employees or affiliates to any other person or entity. Shabazian further promises not to initiate a lawsuit or to bring any other claim against Company arising prior to the date of the signing of this Agreement or prior to the Termination Date. This paragraph shall not prohibit Shabazian from initiating a lawsuit or bringing a claim for a breach of this Agreement.

    6.  Return of Company Equipment and Property.  Shabazian agrees that, to the extent he has not already done so, he will deliver all Company equipment, such as, but not limited to, fax machines, computer equipment, video cameras and peripheral equipment, books, credit cards, automobiles, telephone charge cards, office furniture, and any other Company property in his possession to a Company representative by December 31, 2001.

    7.  Acknowledgment of Consideration.  Shabazian acknowledges that he is acting of his own free will, that he has been afforded twenty-one (21) days to read and review the terms of this Agreement, that he has been advised to seek the advice of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Shabazian also acknowledges that he has seven (7) days following his signing of this Agreement to revoke this Agreement in which case Company will have no obligation to make any payment to him.

    8.  Non-Defamation.  Each party agrees not to intentionally defame or otherwise disparage the other with respect to matters arising prior to the Termination Date.

    9.  Arbitration of Disputes Under this Agreement.  The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to final and binding arbitration by a panel of three arbitrators in Los Angeles, California, under, and in accordance with, the Individual Employment Rules and Procedures of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of reasonable attorneys' fees, cost and expenses.

    10.  Governing Law; Enforcement.  This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Shabazian's employment or other positions with the Company and/or the termination thereof.

    11.  Contractual Effect.  The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their dependents, heirs, executors, legal representatives, successors and assigns.

    12.  Notices.  All notices, requests, payments, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, deposited with a recognized overnight courier for next day delivery or telecopied to such party at his or its address set forth below or such other address as such party may specify by notice to the other party hereto.

    If to Shabazian, to:

    Michael Shabazian
    57 Checama Road
    RR#3 Box 95J
    Vinyard Haven, MA 02568

    If to the Company, to:

    En Pointe Technologies, Inc.
    100 N. Sepulveda Blvd., 19th Floor
    El Segundo, CA 90245
    Attn: Chief Executive Officer

    13.  Entire Agreement; Etc.  This Agreement represents the entire understanding of the parties hereto with reference to the subject matters hereof and supersedes any and all other oral or written agreements heretofore or contemporaneously made.

    14.  Headings.  The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

    15.  Counterparts and Facsimile Signatures.  This Agreement may be delivered by telecopied signatures and executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

    16.  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    IN WITNESS WHEREOF, Shabazian and the Company, each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.

Michael R. Shabazian
Date:

On behalf of EN POINTE TECHNOLOGIES, INC.
By:

Name:

Date:

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SEPARATION AGREEMENT